UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2018

The Sherwin-Williams Company

(Exact Name of Registrant as Specified in Charter)

Ohio	1-04851	34-0526850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 West Prospect Avenue Cleveland, Ohio	44115
(Address of Principal Executive Offices)	(Zip Code)

(216) 566-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 19, 2018, The Sherwin-Williams Company (“Sherwin-Williams”), Sherwin-Williams Canada Inc. (“SW Canada”), Sherwin-Williams Luxembourg S.à r.l. (“SW Luxembourg”) and Sherwin-Williams UK Holding Limited (“SW UK,” and together with Sherwin-Williams, SW Canada and SW Luxembourg, the “Borrowers”) entered into a new five-year $2 billion Credit Agreement (the “New Credit Agreement”) with the lenders party thereto, the issuing lenders party thereto and Citibank, N.A. as administrative agent (the “Administrative Agent”). The New Credit Agreement provides that the Borrowers may increase the size of the facility, subject to the discretion of each lender to participate in such increase, up to an additional amount of $750 million. The New Credit Agreement provides that the Borrowers may request letters of credit in an amount of up to $250 million. The New Credit Agreement will mature on July 19, 2023, and provides Sherwin-Williams with the right to request that the lenders extend the maturity date for two additional periods of one year each. The New Credit Agreement may be used for general corporate purposes, including to finance working capital requirements.

The New Credit Agreement replaces that certain Credit Agreement, dated as of July 16, 2015 (as amended prior to the date hereof, the “Existing Credit Agreement”), among Sherwin-Williams, SW Canada, SW Luxembourg, SW UK, the lenders from time to time party thereto (the “Existing Lenders”), Bank of America, N.A., as domestic administrative agent for the Existing Lenders, and Bank of America, National Association, acting through its Canada branch, as Canadian administrative agent. The Existing Credit Agreement was terminated effective July 19, 2018.

The New Credit Agreement contains representations, warranties, covenants and events of default substantially the same as those contained in the Existing Credit Agreement. The New Credit Agreement contains customary events of default, including, but not limited to, payment defaults, breaches of representations and warranties, noncompliance with covenants and bankruptcy related events. If certain of these or other events of default occur, the Administrative Agent may decide to, or lenders with a majority of the outstanding loans or commitments may require the Administrative Agent to, accelerate amounts due under the New Credit Agreement. The New Credit Agreement also contains a financial covenant that provides that Sherwin-Williams’ consolidated leverage ratio (total indebtedness to EBITDA) may not exceed 4.75, with step-downs provided therein, as of the last day of any fiscal quarter.

Certain of the lenders, as well as certain of their respective affiliates, have performed and may in the future perform for Sherwin-Williams and its subsidiaries various commercial banking, investment banking, lending, underwriting, trust services, financial advisory and other financial services, for which they have received and may in the future receive customary fees and expenses.

The foregoing description of the New Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Credit Agreement, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

Effective July 19, 2018, the Existing Credit Agreement was terminated. At the time of termination, there were no outstanding borrowings. The information described in Item 1.01 above relating to the Existing Credit Agreement is incorporated herein by reference into this Item 1.02 of this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above relating to the New Credit Agreement is incorporated herein by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)      Exhibits.

The following exhibit is filed with this Current Report on Form 8-K:

Exhibit No.        Exhibit Description

4.1

Credit Agreement, dated as of July  19, 2018, by and among The Sherwin-Williams Company, Sherwin-Williams Canada Inc., Sherwin-Williams Luxembourg S.à r.l. and Sherwin-Williams UK Holding Limited, as borrowers, the lenders party thereto, the issuing lenders party thereto and Citibank, N.A. as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHERWIN-WILLIAMS COMPANY

July 20, 2018	By:	/s/ Mary L. Garceau
Name: Mary L. Garceau
Title: Senior Vice President, General Counsel and Secretary

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